Exhibit 99.2

corrected transcript

Tree.com, Inc.	TREE	Q3 2011 Earnings Call	Nov. 11, 2011
Company	Ticker	Event Type	Date

PARTICIPANTS

Corporate Participants

Douglas Robert Lebda – Chairman & Chief Executive Officer

Tamara Kotronis – Senior VP-Financial Planning & Investor Relations

Other Participants

Neil A. Doshi – Analyst, Citigroup Global Markets (United States)

Ed Nishan Antoian CFA, CPA – Chief Investment Officer & Managing Partner, Chartwell Investment Partners LP

Nick Zamparelli – Analyst, Zeke Capital Advisors LLC

Dan Weston – Owner, WestCap Mgmt

MANAGEMENT DISCUSSION SECTION

Operator:  Good day, everyone and welcome to the Tree.com’s Third Quarter 2011 Earnings Conference Call. Today’s call is being recorded. At this time, I would like to turn the conference over to Mr. Doug Lebda, Chairman and CEO of Tree.com. Please go ahead sir.

Douglas Robert Lebda, Chairman & Chief Executive Officer

Thanks, operator, and thank you to everyone for joining us today for Tree.com’s Q3 2011 earnings conference call. First, a quick disclaimer. During this call, we may discuss Tree.com’s plans, expectations, outlook or forecast for future performance. These forward-looking statements typically are preceded by words such as “we expect, we believe, we anticipate, we are looking to” or other similar statements. These forward-looking statements are subject to risks and uncertainties and Tree.com’s actual results could differ materially from the views expressed today. Many, but not all of the risks we face are described in the periodic reports we file with the SEC from time-to-time.

We will also discuss non-GAAP measures, EBITDA and adjusted EBITDA. I refer you to today’s press release for the comparable GAAP measures, definitions and full reconciliations of adjusted EBITDA and EBITDA to GAAP measures. As we do in each call, I’ll first address the overall results for the quarter and highlight several key strategy points and then turn it over to Tamara for a more detailed financial review.

Q3 was a great quarter for Tree.com. We posted net income of $12.6 million, which is $30 million better than Q2 and a $10.8 million increase over Q3 of last year. Q3 net income includes a $7.8 million one-time gain on the sale of our remaining real estate assets, but without that sale, we still would have had solid improvement both quarter-over-quarter and year-over-year.

Revenue was $50.7 million in the quarter, a 17% increase over Q2 and a 5% decline from Q3 of last year. As you can see in our press release, mortgage interest rates dropped again falling nearly 60 basis points in the third quarter and ended the quarter at just over 4%. We said it before, but these levels are truly unprecedented and they have provided us with a temporary tailwind felt most strongly at LendingTree Loans.

LTL’s financial results fall into discontinued operations because of the pending sales of Discover Bank. A lower rate environment provided LTL with a boost in loan production showing 14% more closed units compared to Q2. It also resulted in an increase in average revenue generated per

www.CallStreet.com  •  1-877-FACTSET •  Copyright © 2001-2011 CallStreet

closing. As a result of these factors, revenue from discontinued operations, the vast majority of which is LendingTree Loans, was up $11.1 million or 42% over Q2.

One call out for LTL relates to our cash balance at quarter end. As you can see on our balance sheet, we reported an unrestricted cash balance of just over $10 million, compared to $34 million in Q2. That might seem surprising, but it’s a normal event given the flood of refinance volume. We were reaching capacity on our warehouse lines and used existing cash to fund loans.

This cash decline is offset by an increased balance in loans held for sale. Subsequently in October, these loans were sold off and the proceeds returned as unrestricted cash, bringing us back to a more normal cash balance.

We’ve now expanded our warehouse capacity to handle increased loan production. While we’re on the subject of LTL, let me give you an update on the sale of our LTL assets to Discover Bank. Previous calls, we indicated that this deal was likely to close by the end of 2011. The asset purchase agreement with Discover Bank which was publicly disclosed, allowed for them to extend the closing passed November 8 upon payment of extension payments.

Discover exercised its first 30-day extension and paid us the associated $1 million extension payment. All extension payments will be offset against the purchase price owed by Discover upon closing.

At the present time, I don’t want to speculate on the exact timing of the closing except to say that both we and Discover remain committed to completion of the deal. In the meantime, given the interest rate environment and the excellent results at LTL, we’re pleased with the financial benefits that LTL contributed to our business in Q3.

Moving on to our continuing operations. We reported net loss in the third quarter of $3.7 million. This is a $4.4 million improvement quarter-over-quarter and a $3.8 million improvement year-over-year. Adjusted EBITDA in Q3 was a loss of approximately $500,000. This is also a significant improvement both quarter-over-quarter and year-over-year. The improvements we saw in Q3 adjusted EBITDA came despite declines in revenue.

For those of you who have been tracking our business for a while, you’ll remember that when refinance volume spikes, revenue per lead decreases as lenders reach capacity and therefore take fewer leads from us and LTL takes more of the lead volume for which we don’t record revenue in our continuing Exchange business.

Upon closing of the sale of LTL to Discover Bank, leads sold to Discover Bank as HLC successor will provide revenue to the Exchanges business. Our results from continuing operations therefore do not give the full picture of how the Exchanges business would perform if LTL’s assets were sold as opposed to treated as discontinued operations.

To counteract the lender capacity issue in this low interest rate environment, we’ve aggressively ramped up sales efforts. We’ve launched an automated lender setup tool and that plus increased sales efforts, have helped us add almost 80 lenders in just the last two months. Given the high quality of LendingTree leads and our better marketing performance with our new marketing leadership, we’re hoping to gain significant share in the mortgage lead gen vertical in the coming months and into 2012.

In the non-lending Exchanges, revenue was down about $600,000 quarter-over-quarter. Total transmitted non-mortgage consumer requests fell slightly from Q2, down 4%, driven primarily by an expected decline in home services leads. However, on a positive note, leads in our education business were up 9% over Q2 levels. Even with the small quarter-over-quarter decline in lead volume, the combination of our non-mortgage verticals still transmitted nearly 145,000 consumer service requests in Q3 and represented over 52% of our total mortgage and non-mortgage transmits.

To expand on our marketing success, our marketing expense as a percentage of revenue in continuing operations was only 65% compared to 90% in Q2. We’re much more flexible on our spend, much more automated with new technology tools and staffed with new senior level talent in search, CRM, creative, and analytics. We’re beginning to see very real progress in marketing.

Helping to drive our non-mortgage verticals was the roll out of significant improvements to our technology. In education, the DegreeTree site has been completely revamped with an improved customer experience, improved marketing for schools, improved landing pages and importantly improved information management enabling better day-to-day management of the marketing spend and revenue.

In home services, we rolled out a new merchant management system enabling easier setup for merchants, improved bidding and better lead-flow management. In our auto vertical, we added functionality to enable us to enter auto lead sales in addition to auto financing.

With that, let me turn the call over to Tamara to add more detail to the financial results.

Tamara Kotronis, Senior VP-Financial Planning & Investor Relations

Thanks, Doug. And good morning to all who have joined us on today’s call. Since Doug already hit many of the high-level results for the quarter, I’ll go ahead and dive into some details not already covered.

But first, a quick comment about the changes in structure of our financial reporting. Due to the previously disclosed sale of the remaining assets of the real estate business, we are recording the remainder of our real estate operations as discontinued operations.

Effective this quarter, the financial results reflected in discontinued operations include those of LendingTree Loans and now all of our real estate operations. All prior periods presented in the earnings release and discussed on this call have been recast to conform to this new presentation.

Now into the numbers. As Doug mentioned earlier, in the third quarter 2011, we reported net income of $12.6 million or $1.13 per share. This compares to $17.8 million or $1.62 per share net loss posted in Q2 and a $1.8 million or $0.16 per share net income in Q3 of 2010.

Looking at continuing operations alone, we reported a net loss in the third quarter 2011 of $3.7 million or $0.33 per share. This was a $4.4 million improvement over Q2 and a $3.8 million improvement over Q3 of last year.

Staying in continuing operations, revenue was $13.1 million in the third quarter, which was $3.8 million or 23% lower than Q2 and $2.1 million or 14% lower than Q3 of 2010. Due to the spike in refinanced volume, we transmitted 18% fewer consumers to lenders compared to Q2, plus there was 7% quarter-over-quarter decline in the average number of lenders per transmitted consumer.

The resulting decline in revenue from the lending exchanges represented most of the quarter-over-quarter revenue decline. While revenue was down versus Q2, lower interest rates provided the backdrop for significant reductions in marketing expense.

The increased organic consumer activity and the refinanced market translated into lower marketing spend to acquire mortgage lead volume. After months of testing new marketing avenues and renegotiating old ones, today we can more easily step on the gas when volume is light and throttle back when leads are harder to come by. As a result, in continuing operations, total selling and marketing costs were 44% lower quarter-over-quarter and 35% lower than Q3 of 2010.

Beyond marketing, we’ve maintained a very sharp focus on fixed costs. General and administrative expense in continuing operations was 16% lower than Q2 and 30% lower than Q3 of 2010. The primary drivers of lower G&A both quarter-over-quarter and year-over-year are lower compensation expense from corporate restructuring that took place in previous quarters in addition to lower professional fees.

I think it’s important to take a moment to discuss our cash expectations looking into the near future, particularly related to the pending sale of Home Loan Center assets to Discover Bank.

As we discussed on previous calls upon completion of the sale, Home Loan Center will receive $35.9 million adjusted for certain transition amounts. $1 million of that amount has already been received with the closing extension. Approximately $15.5 million of that amount will be held in escrow pending the discharge of loan loss liabilities that will remain with us.

Assuming a break even business elsewhere and no unusual or unplanned use of the cash, we estimate our unrestricted cash after the sale and discharge of loan loss and other liabilities to be in the range of $30 to $40 million.

Separately, there is an additional $20 million of contingent deferred consideration to be paid by Discover Bank over two years, which is not considered in that estimate. It also does not consider other uncertainties such as litigation, restructuring, currently unplanned capital expenditures or changes in the loan loss reserve that would affect the amount put in escrow, all of which could cause the actual outcome to be substantially different from this estimate.

Now, briefly turning over to the balance sheet, we ended the quarter with approximately $10.3 million in unrestricted cash, plus $13 million of restricted cash. The unrestricted cash balance is down approximately $24 million from the end of Q2 reflecting the timing of loan funding and sales. We’ve reserved approximately $27.3 million for potential loan loss liabilities as of September 30, 2011.

We ended the quarter with 11 million common shares outstanding with another 1.1 million option and 578,000 RSUs outstanding. As has been the case, throughout 2011 we did not repurchase any shares in Q3, so we have approximately $4.3 million in share repurchase authorization remaining.

And with that, I’d like to turn it back over to the operator for Q&A.

QUESTION AND ANSWER SECTION

Operator:  [Operator Instructions] And we will take our first question from Mark Mahaney with Citi. Please go ahead.

<Q – Neil Doshi – Citigroup Global Markets (United States)>: Hey, guys, it’s Neil Doshi calling in for Mark.

<A – Douglas Lebda – Tree.com, Inc.>: Hi, Neil.

<Q – Neil Doshi – Citigroup Global Markets (United States)>: Hey, Doug. A couple of questions. Can you talk a little bit about the trends you’re seeing in October and November, I think rates have continued to stay pretty low, have the trends that you saw in Q3 continued or are you seeing anything different? And then, secondly, could you talk about how the new refi rules for a Fannie Mae, Freddie Mac loans by the government could help your Exchange business?

<A – Douglas Lebda – Tree.com, Inc.>: Sure. Great questions. The trends in Q4, I would say, are largely the same as they were in Q3, albeit, probably not continuing down, rates haven’t continued down on a straight slope. So we’re continuing to see very strong LTL results.

And then at the same time on the Exchange, lenders are still very full volume. So sales are sometimes a little more challenged, that said, that’s why we really put the lender sales push on and added a bunch more lenders.

One thing I would say seasonality start to set in a little bit, so volume is not as strong as it would have been, let’s say, a couple of months ago. But in general, things are still good, probably not as fantastic as they were in kind of Q3.

In terms of the new refi rules, we’re talking about the HAMP program there or HAMP II. We think that is going to be a very positive thing for the business. However, the exact rules are not out yet. So when it was publicized, we saw a big surge in volume which normally happens any time there is press about anything about mortgage related.

But we do believe it will be net positive. The biggest issue that you have right now is lenders just can’t qualify; typically things are falling of because of appraisal. And so any ability to relax appraisal restrictions will certainly be a good thing.

My guess is, it will benefit LendingTree Loans more than it will benefit the Exchange because if they can, if lenders can refi them on their own, again, they’ll be – there’ll be full of volume. We’re definitely seeing less capacity, the industry has taken a lot of capacity offline. And so therefore as lenders – lenders need a lot of confidence to add people back to the business. But it seems like every time we say rates can’t get any lower, it seems like they get lower.

<Q – Neil Doshi – Citigroup Global Markets (United States)>: Great. And then Doug, on the non-mortgage related leads. Could you talk a little bit about why home services was a little bit light and then also why the – but the education side was stronger? It seems like we’ve been hearing more concerns on some of your competitors on the education side?

<A – Douglas Lebda – Tree.com, Inc.>: Sure. On the home services side, the business that we bought was traditionally wedded to a direct marketing offline business, which related to – what they would do is actually produce guidebooks and send them out. We generally send those out early in the year and then they kind of tail off later in the year.

It’s actually a really good business and it’s profitable and it’s something that no one else in the industry has been able to figure out. So that volume is tailing off. And we have been very deliberate about turning on online advertising spend, that — home service is a very interesting and complicated business and the only people who have figured this out at scale have been ServiceMagic.

But what we’re seeing is – and it’s complicated, because you’ve got coverage by category and coverage by geography. And so you need to be able to market very precisely. And we didn’t want to lose money in marketing, so we haven’t turned on the online marketing yet. We really spend our time getting the product right, launching the new site, getting merchants on the platform and now we will very deliberately and slowly turn on the marketing spigot in Q4.

On the education front, partially good fortune, but mostly just a fantastic team. The changes in the regulations there have not really – we have a very unique niche; very similar to LendingTree in the education space, which is we now – we produce high quality consumers that are actually going to convert.

So the bread and butter of pretty much a lot of the other competitors was marketing essentially saying, “Hey, you can go to school here and you get Pell Grant and don’t have to pay anything. Well, that is now outlawed, we never did that. One, because we didn’t think it was right. And two, because we just felt like it wasn’t going to last. So we’ve always marketed – we never really got into that game.

And so we just continued to take share and I’m thrilled with what’s happening. So every month schools are upping their cap with us, their request of leads, they’re very pleased with the leads we produce. We also are in this for the long-term, so we monitor lead quality very, very closely and work in partnership with these people. And they’re pleased withwho we are, so we’re adding new schools, we’re adding caps and schools. And we’re also now, believe or not, doing a very small, but growing international business. So the prospects for that business, we think are really bright because we’ve got such a quality focus.

<Q – Neil Doshi – Citigroup Global Markets (United States)>: Great. And just one last question if I can, Doug. When do you think we can see EBITDA on the pro forma business turn positive?

<A – Douglas Lebda – Tree.com, Inc.>: So we actually don’t show it on a pro forma basis yet and but it would have been positive in Q3. We just ran some numbers this morning and said, “What if the volume we send to LendingTree loans we’re able to monetize on the Exchange. And it would have been basically, it would add about $7 million for the quarter of top line and add $3 million to adjusted EBITDA.

And that’sat not great monetization on the Exchange in Q3 because of the volume effect that we’ve talked about. And so it would have been positive in Q3 and certainly would be positive going forward.

Q4 on a pro forma basis will be right at breakeven really because of seasonality. But I’m really bullish on the pro forma business and what it’s going to be post LTL. Now in the meantime, right now it’s great to have LTL and we’ll keep it and we’ll take the profit that it’s generating and take the increasing cash. So that’s great, but going forward this is a profitable business and as marketing grips, it could get really profitable.

<Q – Neil Doshi – Citigroup Global Markets (United States)>: Great. Thank you, Doug.

Operator:  [Operator Instructions] We’ll go next to Ed Antoian with Chartwell. Please go ahead.

<Q – Ed Antoian – Chartwell Investment Partners LP>: Okay, all right. And just make sure I understand the magnitude, $13.1 million revenue from continuing op, $10 million of that is mortgage?

<A – Douglas Lebda – Tree.com, Inc.>: We’ve never really broken that out before, so we don’t.

<Q – Ed Antoian – Chartwell Investment Partners LP>: You kind of did, you said the mortgage exchange revenues was down 25%, was down $2.5 million or 20%, so if you give me both those numbers I can do simultaneous equations?

<A – Douglas Lebda – Tree.com, Inc.>: I think, it’s a little less than 10%, but you’re in a ballpark.

<Q – Ed Antoian – Chartwell Investment Partners LP>: Okay. And then, you said transmits for Exchange was actually – transmits for education were actually up. At what percent did you say that was?

<A – Douglas Lebda – Tree.com, Inc.>: I believe, I said 9%.

<Q – Ed Antoian – Chartwell Investment Partners LP>: 9%.

<A – Douglas Lebda – Tree.com, Inc.>: Yep.

<Q – Ed Antoian – Chartwell Investment Partners LP>: And home services was down...

<A – Douglas Lebda – Tree.com, Inc.>: It was down single – 18%.

<Q – Ed Antoian – Chartwell Investment Partners LP>: Okay, 18%. Wait, wait, wait, mortgage was down 18%?

<A – Douglas Lebda – Tree.com, Inc.>: No, I think home service, I think I got home services.

<Q – Ed Antoian – Chartwell Investment Partners LP>: Were both of them down that much?

<A – Douglas Lebda – Tree.com, Inc.>: Yes.

<Q – Ed Antoian – Chartwell Investment Partners LP>: Okay. And Exchange the bigger piece?

<A – Douglas Lebda – Tree.com, Inc.>: Yes.

<Q – Ed Antoian – Chartwell Investment Partners LP>: I mean, education the bigger piece?

<A – Douglas Lebda – Tree.com, Inc.>: Yes.

<Q – Ed Antoian – Chartwell Investment Partners LP>: Okay. Thanks.

<A – Douglas Lebda – Tree.com, Inc.>: Thank you.

Operator:  We’ll take our next question from Kevin Hanrahan with KMH Capital Advisors. Please go ahead.

<A – Douglas Lebda – Tree.com, Inc.>: Hi, Kevin.

<Q>: Hi, Doug. How are you?

<A – Douglas Lebda – Tree.com, Inc.>: Great

<Q>: I have a couple of questions. It’s very confusing what happened, first, I wanted to talk about, you said LendingTree used $30 million of cash. So as of September 30 that was not on your books, but then that came back in October, would that be fair to say in October that $30 million came back into cash, but it’s not going to show for September 30?

<A – Douglas Lebda – Tree.com, Inc.>: Yes, absolutely. So the cash balance moved down into loans held for sale; remember those get cleared up in the next two – typically two weeks after that and then that cash comes back.

<Q>: So the cash today would be about $40 million in unrestricted cash?

<A – Douglas Lebda – Tree.com, Inc.>: You nailed it.

<Q>: Okay, that’s good. So I’m trying to figure out the deal with Discover and the time line in that, gentleman, and the other statement, you got some regulatory issues. So are you still hoping to close that deal by year-end?

<A – Douglas Lebda – Tree.com, Inc.>: No, I think, I said in my comments, I don’t anticipate that will happen in year-end and can’t really speculate further on when it will happen. They’ll pay us extension payment to do it and we’re in ongoing discussions with them.

<Q>: Okay. So you would say that the payments that they gave you it doesn’t really reflect that the deal is not is not going to get done, its just pushing out in time?

<A – Douglas Lebda – Tree.com, Inc.>: Exactly. The contract called for their ability to extend for up to five months. And they have to pay out a million dollars a month to extend but then that gets netted against purchase price.

<Q>: Right. So they did one month so far?

<A – Douglas Lebda – Tree.com, Inc.>: Exactly.

<Q>: Yeah. So to answer my next question, so the CFO has mentioned that you’ll get $20 million and as I recall, it’s $10 million a year after the close and another $10 million on the second anniversary, is that correct?

<A – Douglas Lebda – Tree.com, Inc.>: Yes.

<Q>: So, if the deal closes just say whatever March 1st, then you would get $10 million more in March 1st of the following year and $10 million more in March 1st of the second year?

<A – Douglas Lebda – Tree.com, Inc.>: You got it, exactly.

<Q>: All right.

<A – Douglas Lebda – Tree.com, Inc.>: In addition to the upfront payment?

<Q>: Right. Exactly.

<A – Douglas Lebda – Tree.com, Inc.>: Yeah.

<Q>: Right, exactly. So you’re probably, you are restricted in terms of you couldn’t do share purchase this quarter if you had wanted to in Q3?

<A – Douglas Lebda – Tree.com, Inc.>: That’s right. I think we were in – we think given the status that we know where things are that we’re really in possession of material non-public information that I think would prevent us from doing that.

<Q>: And will it probably be the case until the Discover deal closes?

<A – Douglas Lebda – Tree.com, Inc.>: I don’t think so. I think it would – I’m not lawyer on this, but my guess is, once we publicly give a very clear statement on exactly where it stands and when things are going to happen, then I think that would relieve itself.

<Q>: You might be able to go if the window was open otherwise?

<A – Douglas Lebda – Tree.com, Inc.>: Exactly, yeah. You might be able to or you put a plan in place and etc.

<Q>: Okay. Thanks and the best of luck to you.

<A – Douglas Lebda – Tree.com, Inc.>: Thank you very much. Good to talk with you.

Operator:  [Operator Instructions] We will go next to Nick Zamparelli with Zeke LP. Please go ahead.

<Q – Nick Zamparelli – Zeke Capital Advisors LLC>: Hi, guys. Thanks for taking the question. Just have a quick one on the pro forma Exchange business. Doug, you mentioned when marketing starts to grip, you mentioned kind of being bullish on EBITDA when marketing starts to grip, we could really see that. Maybe just kind of elaborate on that a little bit in terms of timing and what we should expect in kind of what are the hinge points there?

<A – Douglas Lebda – Tree.com, Inc.>: Sure. So last March, we hired a new CMO in Gab Dalporto, we talked about that. He is now – I referred to a little bit of this on the call. We now have a new Head of Search, a new Head of CRM, a new Head of Analytics and expect very soon to have new a new Head of Display Marketing and a new Head of Offline. So literally we’re retooling the entire team.

On search, we’re seeing it right now, the search team that we brought in has actually, substantially increased margins from search marketing, while actually decreasing spend. The analytics people that we’ve brought in are basically able to manage this business in real-time like we never had before.

So, for example, what we’ve seen in this past couple of months, we’re seeing volume go up and down more drastically than we ever have before. And our analytics guys can basically tune the engine, to basically tell the marketers to turn it up or turn it down literally within the hour, where if you remember back to Q1, we really got caught.

Another interesting little model I’ve seen, one of the new guy’s on the team is a statistician. Literally by 10 o’clock in the morning based on a number of inputs, he can predict the level of volume we’re going to see that day. And so, based on that, they can tune the engine even more.

So what will happen is as the market tightens, lenders once again will need our volume and the bids to get every lead, if you remember going back a few years, the first thing we did was we fixed the monetization, so we put in standardized filters, we cleaned up a lot of the technology on the lender side, and importantly moved our bidding to all lead fee-based and adjusted, so that the lenders can bid the price of the lead up and down.

So as those bids move up, the lender, the marketing team will be able to step on the gas. And so right now, they’re testing, they’re learning, they’re seeing what works, and then as – they have a metric literally we call Variable Margin Dollars which is the spread between total revenue for the day and total marketing cost for the day, the difference is VMD.

And they just drive VMD. Their job is to maximize VMD for the company. And as they get better it’s going to – they just drive more. We just did some share analysis for our planning process.

LendingTree has a pretty small share, we think, of the online mortgage market, but we think we’re uniquely positioned. Our competition, obviously, are the guys like QuinStreet, and Bankrate, and Google, and others. But I heard from some of the other – from one of our competitor calls they had weakness in the financial category, and weakness in the education category. And we’re kind of seeing the opposite.

So, I think we can steal share in this business. Just from marketing effectiveness alone, not even counting the brand lift and having a great customer experience too.

<Q – Nick Zamparelli – Zeke Capital Advisors LLC>: Okay, great. Thanks. Good luck guys.

<A – Douglas Lebda – Tree.com, Inc.>: Thank you.

Operator:  [Operator Instructions] We will go back to Ed Antoian with Chartwell. Please go ahead.

<Q – Ed Antoian – Chartwell Investment Partners LP>: You guys answered it already. Thanks guys.

<A – Douglas Lebda – Tree.com, Inc.>: Okay.

Operator:  We will move to Dan Weston with WestCap Management. Please go ahead.

<Q – Dan Weston – WestCap Mgmt>: Yeah, hi, good morning. Thanks for taking the questions and it looked to be a much improved quarter, so congrats on that as well. A couple of questions on the cash. Tamara, you were going a little fast, I just wanted to make sure I got it. So as of today, with the recovery of the cash you used to fund the loans, you’re standing at about $40 million unrestricted today?

<A – Douglas Lebda – Tree.com, Inc.>: That’s exactly right.

<Q – Dan Weston – WestCap Mgmt>: Okay. And then, post closing, you guys received $35.9 million in cash minus the $15.5 million that’s held in escrow?

<A – Douglas Lebda – Tree.com, Inc.>: That is exactly right. But then you need to – and then you have some additional liabilities that you will have. So that will take you to, call it$55 million. And then we got some stuff we got to work out here, and a lot of this has been disclosed previously, but there – we got some litigation matters, we’ve got loan losses that we would expect that we would have to – that it could be that we’re going to pay more than the escrow amount, probably it would be likely, and have some deal cost, etcetera, etcetera.

So there’s a number of other things that get you down to that kind of $30 million-ish level. That doesn’t happen all once clearly or that could take over times. So you might end up with a larger cash balance on day one, but we wanted to give you to say, really, pro forma, when you deal with everything and it’s all put to bed, what do you have left? And it’s in that $30 million range.

<Q – Dan Weston – WestCap Mgmt>: $30 million and that would be the unrestricted cash portion?

<A – Douglas Lebda – Tree.com, Inc.>: Yes, yes.

<Q – Dan Weston – WestCap Mgmt>: And then would you expect your restricted cash levels to change materially between now and closing, let’s say?

<A – Douglas Lebda – Tree.com, Inc.>: Yeah. Once that deal close, that restricted balance should go down pretty substantially, because lot of that restricted cash is tied up because of the LTL business.

<Q – Dan Weston – WestCap Mgmt>: Let me make sure I understand that. So when the deal closes, does any part of the restricted cash turn into just regular cash post closing or does that restricted cash go away?

<A – Douglas Lebda – Tree.com, Inc.>: No, no, no, it doesn’t go away, it would – probably about house numbers, and don’t hold me to this, my guess is about $10 million of the restricted cash will turn into unrestricted cash.

<Q – Dan Weston – WestCap Mgmt>: Okay. So then, if you have to – you end up with the $30 million plus you’re able to convert the restricted of $10 million, you should end up somewhere around $40 million of net unrestricted cash post closing?

<A – Douglas Lebda – Tree.com, Inc.>: Yes.

<Q – Dan Weston – WestCap Mgmt>: Got you. And then lastly on the loan loss reserves, I noticed they picked up a few million bucks quarter-over-quarter, the $15.5 million that you hold escrow at closing, is that specifically designed to offset those loan loss reserves?

<A – Douglas Lebda – Tree.com, Inc.>: It is. That was a negotiated amount, so the way this will work, that was a negotiated amount with Discover. The deal was, “Hey, we want to make sure you’ve got some money set aside to cover these things,” and we negotiated $15 million. We’ve got $27 million on our reserves right now that we would estimate the total liability would be from now into the future and you got – we got to have negotiations with the some – you either negotiate global settlements or you pay the bills as they come due overtime. And from – one side of me wants to negotiate those and get those out of there, just clean it up. At the same time, we want to negotiate good deals. We want to make sure we do what’s fair. If we owe somebody money, we’re going to pay it. At the same time there is lots of – every one of those loans is a story and you have debates and negotiations about them, for every single loan.

<Q – Dan Weston – WestCap Mgmt>: So maybe, you can get away with paying a little less. But, I guess, lastly, on the loan loss reserves amount that you’ve committed to the $27 million. Doug, what do you think realistically is likely for that amount, do you think you’ve reserved adequately for those on loan losses? Is there a chance that it could be materially higher than that or is that really the extent of the liability as far as you guys know today?

<A – Douglas Lebda – Tree.com, Inc.>: Look, when I – honestly – it completely depends. So when I came back to the company after IAC we had I think about a $12 million reserve on, and I thought that was going to be adequate. Obviously, as the business, as the housing market got worse and worse and worse, we saw the pace of loan buyback requests increase. And so we’ve obviously had substantially higher losses than at least I ever thought.

We think we’re adequately reserved now. But the way that reserve calculation happens, it basically takes loan buy back request as they come in, runs a mathematical calculation on what we think that means about the future. And that’s the way that’s calculated. So, in general, we’ve been increasing that regularly, but we haven’t necessarily been paying out the cash as we look to kind of negotiate with the people that we owe. So we’re in good faith negotiations with all of our so-called investors on those loans. And we expect to continue to do that and we’ve got very good discussions and very good relationships and we hope to settle them on a level that’s fair for them and fair for us.

<Q – Dan Weston – WestCap Mgmt>: Very good. If I may, just one last one in terms of the operating expenses. You guys have done a terrific job in getting those lowered especially on the sales and marketing side. First it is – is that the appropriate level now for specifically your sales and marketing going forward, even kind of continuing ops post sale. And then additionally, once the sale, if and when it’s completed, is there any other place in the operating lines where you can reduce expenses or with this G&A line and rest of it kind of stay the same as what you did in Q3?

<A – Douglas Lebda – Tree.com, Inc.>: I think we’re at a good level from the level of G&A. What we’re going to see different – where you’re going to see, I think, some reductions over time would probably – and I don’t think it’s going to be huge, but we’ve got a good bit of professional fees and legal fees etcetera and accountants and auditors because even though we’re pretty small, we’re pretty complicated, we’re heavily regulated – there are regulatory stuff in South Carolina and other places. So it’s a much simpler, cleaner business when it’s just the Exchange business, so I would expect that we’ll see some reductions there.

On selling and marketing, I think on the selling side – on the personnel side I think you might see marketing in particular creep up a little bit, just because we are hiring people there, but all those people payback quickly. You will see the dollar marketing expense increase over time. And that’s working media. And the key thing there is to remember that marketing for us is not an expense, it’s fuel. We’re a direct marketer.

So I want to spend, in my dreams, I want to be a billion-dollar advertiser because then I’ll have $1.8 billion in revenue.

<Q – Dan Weston – WestCap Mgmt>: Yeah.

<A – Douglas Lebda – Tree.com, Inc.>: So as long as you get that, I think we’ll be fine. But no, from a fixed cost standpoint, we got this place lean. I kind of basically say to everybody internally around here, you have to be able to program a computer, you got to sell, you got to be a marketer or else you’re overhead. And I’m the number one example of overhead and everybody else actually rolls up their sleeves everyday and is doing great work.

The other area, I think you’ll see expenses tail off a little bit is in the product development and tech front. We have invested, and we said we were going to do it that we’ve taken the money from LendingTree Loans, those profits. And so we could build a diversified business and that is largely done. So we have unwound for – we completed a lot of technology this quarter and we’re spending a lot less, for example, on the third party consultants and offshore technology. So I think we are going to – knock on wood – I think we’re going to start to reap some of the benefits of that investment here in the next couple of quarters.

<Q – Dan Weston – WestCap Mgmt>: Very good. Well, I appreciate the detailed answer. And once again, congratulations on a terrific job for Q3.

<A – Douglas Lebda – Tree.com, Inc.>: Hey, thanks a lot.

Douglas Robert Lebda, Chairman & Chief Executive Officer

I think we’re out of questions. So I’ll thank you all again for your attention this quarter. We have been grinding it out this year. I’m really pleased with the work that our team has done across the board; really pleased with the new people we’ve brought in. We’re optimistic that we’ve gotten this business right sized. I’ve said that before and we’ve gotten some surprises. Clearly, this is a volatile business but we are very focused. We’ve got our plan down and we’re very focused going into 2012 to get significant revenue growth and significant earnings growth and hopefully get this a little clearer and a little bit of a simpler business for everybody to digest. And we look forward to working with you in the future.

Operator:  Ladies and gentlemen, this will conclude today’s conference call. We thank you for your participation.

Disclaimer

The information herein is based on sources we believe to be reliable but is not guaranteed by us and does not purport to be a complete or error-free statement or summary of the available data. As such, we do not warrant, endorse or guarantee the completeness, accuracy, integrity, or timeliness of the information. You must evaluate, and bear all risks associated with, the use of any information provided hereunder, including any reliance on the accuracy, completeness, safety or usefulness of such information. This information is not intended to be used as the primary basis of investment decisions. It should not be construed as advice designed to meet the particular investment needs of any investor. This report is published solely for information purposes, and is not to be construed as financial or other advice or as an offer to sell or the solicitation of an offer to buy any security in any state where such an offer or solicitation would be illegal. Any information expressed herein on this date is subject to change without notice. Any opinions or assertions contained in this information do not represent the opinions or beliefs of FactSet CallStreet, LLC. FactSet CallStreet, LLC, or one or more of its employees, including the writer of this report, may have a position in any of the securities discussed herein.

THE INFORMATION PROVIDED TO YOU HEREUNDER IS PROVIDED “AS IS,” AND TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, FactSet CallStreet, LLC AND ITS LICENSORS, BUSINESS ASSOCIATES AND SUPPLIERS DISCLAIM ALL WARRANTIES WITH RESPECT TO THE SAME, EXPRESS, IMPLIED AND STATUTORY, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, ACCURACY, COMPLETENESS, AND NON-INFRINGEMENT. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, NEITHER FACTSET CALLSTREET, LLC NOR ITS OFFICERS, MEMBERS, DIRECTORS, PARTNERS, AFFILIATES, BUSINESS ASSOCIATES, LICENSORS OR SUPPLIERS WILL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING WITHOUT LIMITATION DAMAGES FOR LOST PROFITS OR REVENUES, GOODWILL, WORK STOPPAGE, SECURITY BREACHES, VIRUSES, COMPUTER FAILURE OR MALFUNCTION, USE, DATA OR OTHER INTANGIBLE LOSSES OR COMMERCIAL DAMAGES, EVEN IF ANY OF SUCH PARTIES IS ADVISED OF THE POSSIBILITY OF SUCH LOSSES, ARISING UNDER OR IN CONNECTION WITH THE INFORMATION PROVIDED HEREIN OR ANY OTHER SUBJECT MATTER HEREOF.

The contents and appearance of this report are Copyrighted FactSet CallStreet, LLC 2011. CallStreet and FactSet CallStreet, LLC are trademarks and service marks of FactSet CallStreet, LLC. All other trademarks mentioned are trademarks of their respective companies. All rights reserved.